EXHIBIT 99.1

            AMERIGROUP CORPORATION REPORTS $37,278,000 NET INCOME OR
      $0.71 PER DILUTED SHARE INCLUDING FAVORABLE PRIOR PERIOD DEVELOPMENT

             2006 Full-Year EPS Estimate Increased to $1.45 - $1.55

     VIRGINIA BEACH, Va., April 27 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the first quarter of 2006 increased 82.4 percent to $37,278,000, or $0.71 per diluted share, compared with net income of $20,443,000, or $0.39 per diluted share, for the first quarter of 2005. The first quarter of 2006 includes the reversal of a prior period revenue accrual of $6,316,000 and favorable prior period medical claims development of $34,467,000. Excluding the impact of these favorable prior period amounts, first quarter net income would have been approximately $12,881,000, or $0.24 per diluted share.

     Total revenues for the first quarter of 2006 increased 20.9 percent to $673,876,000 compared with $557,512,000 for the first quarter of 2005, resulting from 20.3 percent organic premium revenue growth primarily due to new products and markets. Revenues were positively affected by the reversal of a $6,316,000 accrual, or $0.07 per diluted share, which was established in the third quarter of 2005 with respect to potential premium recoupments in two markets.

     Membership increased approximately 5.0 percent, or 52,000 members, to 1,099,000 at quarter end, as compared with 1,047,000 members at March 31, 2005. Sequentially, membership decreased by 30,000 members, or 2.7 percent, from the fourth quarter of 2005, due primarily to the continuing state issues with enrollment in Florida and Texas.

     Highlights for the first quarter include:

     * Organic premium revenue increased 20.3 percent compared with the prior year;
     * Entered into the Medicare Special Needs Plan, or SNP, in our Houston market;
     *    Awarded two urban regions in Ohio;
     * Health benefits ratio of 84.9 percent before the impact of the favorable prior period amounts;
     * Days in claims payable of 60 or 56 without the prior period claims development, both of which were in line with our expected range of 55 to 65 days;
     *    Unregulated cash and investments of $187,816,000; and
     *    Cash flow from operations of $155,894,000.

     Commenting on the quarter, Jeffrey L. McWaters, Chairman and CEO of AMERIGROUP Corporation, said, "Our top-to-bottom analysis of 2005 has provided a better understanding of what happened to medical costs and trend and confirmed that the integrity of our business strategy remains strong. We have learned a great deal from this experience and are committed to using that knowledge to become a stronger company. Looking beyond the quarter, our increased estimates for 2006 earnings reflect a number of positive developments in our business and how we are managing our growth."

     Health Benefits

     Health benefits as a percent of premium revenues were 78.9 percent for the first quarter of 2006 versus 82.0 percent for the first quarter of 2005. Health benefits reflect favorable prior period development of $34,467,000, or $0.39 per diluted share. Excluding the impact of the favorable prior period amounts, the health benefits ratio would have been 84.9 percent compared to a recast first quarter 2005 of 84.7 percent, which reflects changes in estimates relating to 2005.

     Selling, General and Administrative Expenses

     The selling, general and administrative expense ratio was 11.8 percent of total revenues for the first quarter of 2006 versus 11.1 percent in the first quarter of 2005. The increase is primarily due to several components: salary and benefits including the effect of the adoption of SFAS 123(R); an increase in premium tax in certain states; legal fees; development costs in Georgia and elsewhere; as well as actuarial and consulting services associated with key operational initiatives.

     Balance Sheet and Cash Flow Highlights

     Cash and investments at March 31, 2006, totaled $794,514,000, of which $187,816,000 was unregulated. Medical claims liabilities totaled $349,587,000, representing 60 days in claims payable or 56 days without the prior period claims development versus 62 days in the previous quarter. Cash flow from operations for the quarter ended March 31, 2006, totaled $155,894,000, compared to $43,683,000 for the same period in the prior year. The key drivers of the change between the two periods relate to the impact of the change in net income, together with the changes in unearned revenue, premium receivables and income tax payable.

     Outlook

     The Company is revising its 2006 annual estimates for earnings per diluted share to be $1.45 to $1.55, which reflect the prior period amounts and a favorable moderation in estimated medical cost trend from approximately 7.0 percent down to approximately 6.0 percent. This compares to previously issued earnings per diluted share estimates of $0.70 to $0.85.

The revised estimate is based on the following:

     * Estimates continue to be predicated on the timing of our expansion into the State of Georgia and the assumption that Georgia and other new products and markets operate at underwritten levels. We expect Georgia to be operational in June 2006;
     * Organic premium revenue growth remains unchanged in the range of 20.0 to 25.0 percent, which includes weighted-average rate increases of approximately 4.5 percent versus the previous estimate of 4.0 percent;
     * Health benefits of less than 85.0 percent of premium revenues for the full year versus the previous estimate of 86.0 percent, excluding the impact from the favorable prior period amounts and including the impact of new products and markets;
     * Selling, general and administrative expenses of less than 12.0 percent of total revenues versus the previous estimate of 11.0 percent, which include expenses to build our infrastructure to complete operational improvement efforts and support future growth. Excluding premium taxes, selling, general and administrative expenses are estimated to be just over 10.0 percent;
     * Compensation expense due to the adoption of SFAS 123(R) continues to be estimated at $0.09 per diluted share for the year, slightly weighted towards the first half of the year;
     *    Income tax rate of approximately 40.0 percent; and
     *    Fully diluted shares outstanding of approximately 52,800,000.

     AMERIGROUP senior management will discuss the Company's first quarter results on a conference call, Friday, April 28th at 9:30 a.m. Eastern Time. The conference call can be accessed by dialing 888-202-2422 (domestic) or 913-981-5592 (international) and providing passcode 4265009 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 4265009. The replay will be available beginning Friday, April 28th at 12:30 p.m. Eastern Time until Friday, May 5th at 11:59 p.m. Eastern Time. The conference call will also be available through the investors' page of the Company's Web site, http://www.amerigroupcorp.com, or through http://www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

     AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves 1.1 million people in New York, New Jersey, Maryland, the District of Columbia, Virginia, Georgia, Florida, Texas, Ohio and Illinois. For more information, visit http://www.amerigroupcorp.com.

     This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2006 performance such as membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations of our successful implementation of operational improvements and expectations on the effective date and successful integration of any pending acquisition as well as expansions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 1, 2006, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

    Investors: Julie Loftus Trudell        News Media: Kent Jenkins Jr.
    Senior Vice President,                 Senior Vice President,
     Investor Relations                     Communications
    AMERIGROUP Corporation                 AMERIGROUP Corporation
    (757) 321-3597                         (757) 518-3671

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                                          Three months ended
                                                               March 31,
                                                      --------------------------
                                                          2006          2005
                                                      ------------  ------------
Revenues:
  Premium                                             $    666,158  $    553,888
  Investment income and other                                7,718         3,624
    Total revenues                                         673,876       557,512
Expenses:
  Health benefits                                          525,466       454,404
  Selling, general and administrative                       79,224        62,041
  Depreciation and amortization                              6,752         7,091
  Interest                                                     116           160
    Total expenses                                         611,558       523,696
    Income before income taxes                              62,318        33,816
Income tax expense                                          25,040        13,373
    Net income                                        $     37,278  $     20,443
Weighted average number of common
 shares and dilutive potential common
 shares outstanding                                     52,591,485    52,961,652
Diluted net income per share                          $       0.71  $       0.39

     The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                         Three months ended
                                                              March 31,
                                                      -------------------------
                                                         2006          2005
                                                      -----------   -----------
Premium revenue                                              98.9%         99.3%
Investment income and other                                   1.1           0.7
Total revenues                                              100.0%        100.0%
Health benefits (1)                                          78.9%         82.0%
Selling, general and administrative expenses                 11.8%         11.1%
Income before income taxes                                    9.2%          6.1%
Net income                                                    5.5%          3.7%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

     The following table sets forth the approximate number of our members we served in each state as of March 31, 2006 and 2005.

                                                              March 31,
                                                      -------------------------
                                                         2006          2005
                                                      -----------   -----------
Texas                                                     386,000       392,000
Florida                                                   206,000       219,000
Maryland                                                  142,000       131,000
New York                                                  134,000       119,000
New Jersey                                                105,000       107,000
Illinois                                                   40,000        38,000
District of Columbia                                       41,000        41,000
Ohio                                                       24,000             -
Virginia                                                   21,000             -
    Total                                               1,099,000     1,047,000

     The following table sets forth the approximate number of our members in each of our products as of March 31, 2006 and 2005. SNP members are counted in both the AMERIVANTAGE and AMERIPLUS products as we received two premiums for those members.

                                                              March 31,
                                                      -------------------------
             Product                                     2006          2005
---------------------------------------------------   -----------   -----------

AMERICAID (Medicaid-TANF)                                 768,000       735,000
AMERIKIDS (SCHIP)                                         192,000       194,000
AMERIPLUS (Medicaid-SSI)                                   87,000        82,000
AMERIFAM (FamilyCare)                                      45,000        36,000
AMERIVANTAGE (SNP)                                          7,000             -
    Total                                               1,099,000     1,047,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,    December 31,
                                                         2006           2005
                                                      -----------   -----------
                                                            (in thousands)
                  Assets
Current assets:
  Cash and cash equivalents                           $   260,394   $    272,169
  Short-term investments                                  264,684        130,054
  Premium receivables                                      50,653         76,142
  Deferred income taxes                                    17,411         11,972
  Prepaid expenses, provider receivables
   and other current assets                                41,609         37,792
    Total current assets                                  634,751        528,129

Property, equipment and software, net                      62,049         61,664
Goodwill and other intangible assets, net                 253,669        255,115
Long-term investments, including investments
 on deposit for licensure                                 269,436        241,540
Other long-term assets                                      7,300          7,140
                                                      $ 1,227,205   $  1,093,588

      Liabilities and Stockholders' Equity
Current liabilities:
  Claims payable                                      $   349,587   $    348,679
  Unearned revenue                                         93,432         32,598
  Accounts payable                                          5,914          7,243
  Accrued expenses, capital leases
   and other current liabilities                           80,902         46,350
    Total current liabilities                             529,835        434,870

Deferred income taxes, capital leases and
 other long-term liabilities                               15,612         17,164
    Total liabilities                                     545,447        452,034

Stockholders' equity:
  Common stock, $.01 par value                                516            516
  Additional paid-in capital                              374,587        371,744
  Retained earnings                                       306,655        269,294
    Total stockholders' equity                            681,758        641,554
                                                      $ 1,227,205   $  1,093,588

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Three months ended
                                                              March 31,
                                                       -------------------------
                                                          2006          2005
                                                       -----------   -----------
                                                            (in thousands)

Cash flows from operating activities:
  Net income                                           $    37,278   $    20,443
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                            6,752         7,091
    Deferred tax benefit                                    (5,850)       (1,480)
    Stock compensation expense                               2,009             -
    Tax benefit related to exercise of
     stock options                                               -         6,210
    Changes in assets and liabilities
     increasing (decreasing) cash flows
     from operations:
      Premium receivables                                   25,489        10,561
      Prepaid expenses, provider
       receivables and other current assets                 (3,817)        1,118
      Other assets                                            (287)         (608)
      Claims payable                                           908       (14,373)
      Unearned revenue                                      60,834        28,110
      Accounts payable, accrued expenses
       and other current liabilities, net                   33,552       (12,666)
      Other long-term liabilities                             (974)         (723)
         Net cash provided by operating
          activities                                       155,894        43,683
Cash flows from investing activities:
  (Purchase of) proceeds from sale of
   investments, net                                       (157,470)      123,294
  Purchase of investments on deposit for
   licensure, net                                           (4,973)       (5,596)
  Purchase of property, equipment and
   software                                                 (5,564)       (4,894)
  Stock acquisition, net of cash acquired                        -       (99,030)
         Net cash (used in) provided by
          investing activities                            (168,007)       13,774
Cash flows from financing activities:
  Payment of capital lease obligations                        (496)         (933)
  Proceeds from exercise of stock options                      674         5,913
  Tax benefit related to exercise of stock
   options                                                     160             -
         Net cash provided by financing
          activities                                           338         4,980
Net (decrease) increase in cash and
 cash equivalents                                          (11,775)       62,437
Cash and cash equivalents at
 beginning of period                                       272,169       227,130
Cash and cash equivalents at end of period             $   260,394   $   289,567

SOURCE  AMERIGROUP Corporation
    -0-                             04/27/2006
    /CONTACT: Investors: Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597 or News Media: Kent Jenkins Jr., Senior Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com/
    (AGP)